Exhibit 10.1

February 4, 2013

Dr. J. F. Wernicke, Ph.D., M.D.

447 W. 91st Street

Indianapolis, IN 46260

Dear Dr. Wernicke,

Repros Therapeutics Inc., a Delaware Corporation (the “Company”) is pleased to offer you the position of Chief Medical Officer (CMO) at a salary of $200,000.00 a year commencing the day you accept this offer.

As CMO, you will perform duties which include, but not limited to, assisting in the planning and design of preclinical and clinical studies, giving advice and solving problems related to the clinical development of the Company’s current drug candidates and any future drug candidates, assist in the preparation of meeting materials and travel to and participate in meetings and conferences as requested by the Company, and provide such other services as are mutually agreed upon from time to time.

You will report directly to Joseph Podolski, President and CEO.

Equity

Upon joining the Company, you will receive an option to purchase 100,000 shares of the Company’s Common Stock under the Company’s 2011 Equity Incentive Plan (“Plan”). This option will entitle you to purchase the specified number of shares at a price per share which is equal to the closing price of the common stock on the NASDAQ market the day you accept this offer. Your shares will vest quarterly (1/12 a quarter) over a three year period.

Employment Agreement

It is understood that this is an “at-will” employment agreement, which means that employment may be terminated at any time for any or no reason, with or without notice. It is further understood that there is no severance pay in connection with this offer.

Residence

It is understood that you will not relocate.

Benefits

a.	You will be entitled to participate in all Company benefit plans in accordance with the terms made available to all employees. At the present time, the Company provides 85% coverage for medical and dental insurance for you and your dependents. Additionally, the Company provides life and accidental death insurance at no cost to the employee. Coverage will begin with your first day of employment.

b.	Retirement benefits consistent with Company policy which is in accordance with those benefits applicable to all other employees.

Secrecy Agreement and Code of Ethics

Consistent with Company policy, you will be required to execute the Company’s Standard Confidentiality, Proprietary Information and Inventions and Non-Competition Agreement, Code of Ethics document, End User Computing Policy and Electronic Communication, Information Security and Computer Use Policy prior to commencement of employment. This will also include your execution of the Company's insider trading policy. These documents will be forwarded to you once I receive your acceptance of this offer.

This offer is subject to your starting employment as soon as practicable.

We believe that you can make a significant contribution to the success of the Company and are eager to have you join us. Please call if there is any other information or assistance we can provide. We look forward to hearing from you soon.

Sincerely,

/s/ Joseph Podolski

Joseph Podolski

President and CEO

Except as provided above, this letter does not create an employment contract and each party is free to terminate this relationship at any time. Please indicate your acceptance of this offer by signing and returning the enclosed copy.

Date: February 5, 2013	/s/ Joachim F. Wernicke
Dr. J.F. Wernicke, Ph.D., M.D.